Exhibit 19

Effective October 2, 2023

Worthington Enterprises, Inc.

Insider Trading Policy

Purpose

This Insider Trading Policy (this “Policy”) of Worthington Enterprises, Inc. (the “Company”) provides guidelines with respect to transactions in the securities of the Company (the “Company Securities”) and the handling of confidential information about the Company, the Company’s subsidiaries and the companies with which the Company or any of the Company’s subsidiaries engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to this Policy

This Policy applies to all directors, officers and employees of the Company and the Company’s subsidiaries, including: (i) all members of the Company’s Board of Directors (the “Directors”); (ii) all “officers” of the Company (the “Reporting Officers”), as such term is defined by Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and so designated by the Company’s Board of Directors or the Policy Administrator (as defined below); and (iii) each employee of the Company or a subsidiary of the Company designated by the Policy Administrator based on such employee’s access to material nonpublic information (each, a “Restricted Employee”). Upon notice to any other person, the Company’s Board of Directors or the Policy Administrator may also determine that such other person shall be subject to this Policy, including any contractor or consultant who has access to material nonpublic information. This Policy also applies to family members of a person subject to this Policy, other members of the household of a person subject to this Policy, and entities controlled by a person subject to this Policy, as described below.

Transactions Subject to this Policy

This Policy applies to transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of security that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and its subsidiaries and to not engage in transactions in Company Securities while aware of material nonpublic information. Persons subject to this Policy must not engage in illegal trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or Director of the Company or its subsidiaries pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company or its subsidiaries (up to and including termination) for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of this Policy

The Company’s General Counsel shall serve as the “Policy Administrator” for the purposes of this Policy, and in his or her absence, the Company’s Chief Compliance Officer or another employee(s) designated by the Policy Administrator shall be responsible for the administration of this Policy. All determinations and interpretations by the Policy Administrator shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no person subject to this Policy who is aware of material nonpublic information relating to the Company or any of the Company’s subsidiaries may, directly, or indirectly through family members or other persons or entities:

(i)
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions under Company Plans and Mutual Funds” and “Rule 10b5-1 Plans;”
(ii)
Recommend that others engage in any transaction in Company Securities;
(iii)
Disclose material nonpublic information to a person (a) within the Company or one of its subsidiaries whose job does not require him or her to have such information, or (b) outside of the Company and its subsidiaries, including, but not limited to, family members, friends, business associates, investors and expert consulting firms (excluding a person subject to this Policy and acting within his or her business responsibilities making a disclosure to another person having a need for such information in order to fulfill such other person’s obligation to the Company or one of its subsidiaries and who has an obligation (whether by contract, fiduciary duty or ethical duty) to the Company or one of its subsidiaries to maintain the confidence of such information, or otherwise made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company and its subsidiaries, including the Company’s policies and procedures for the release of material nonpublic information in compliance with the restrictions of Regulation FD on the selective disclosure of material nonpublic information); or
(iv)
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no person subject to this Policy who, in the course of working for or providing services to the Company or any of its subsidiaries, learns of material nonpublic information about a company with which the Company or any of its subsidiaries engages in transactions or does business, including a distributor, vendor, customer or supplier, may engage in any transaction in that other company’s securities until the information becomes public or is no longer material.

It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company, any of the Company’s subsidiaries or Company Securities, except pursuant to a Rule 10b5-1 Plan entered into and maintained in compliance with this Policy and applicable law.

There are no exceptions to this Policy, except as specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy. Securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, sell or hold securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

(i)
Financial results (whether for a month, quarter, year or otherwise);
(ii)
A pending or proposed merger, acquisition or tender offer;
(iii)
A pending or proposed acquisition or disposition of a significant asset;
(iv)
A pending or proposed joint venture;
(v)
A Company restructuring;
(vi)
Significant related party transactions;
(vii)
A significant change in senior management;
(viii)
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
(ix)
Bank borrowings or other financing transactions out of the ordinary course;

(x)
The establishment of a repurchase program for Company Securities;
(xi)
Projections of future financial results, including earnings or losses, or other guidance;
(xii)
Changes to previously announced guidance, or the decision to suspend guidance;
(xiii)
The imposition of a ban on trading in Company Securities or the securities of another company;
(xiv)
A significant change in the Company’s pricing or cost structure;
(xv)
Major marketing changes;
(xvi)
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
(xvii)
Development of a significant new product, process, or service;
(xviii)
Pending or threatened significant litigation, or the resolution of such litigation;
(xix)
The gain or loss of a significant customer or supplier;
(xx)
A significant cybersecurity incident, such as a data breach, or any other significant disruption in the operations of the Company or a subsidiary of the Company or the loss, potential loss, breach or unauthorized access of their respective property or assets, whether at their respective facilities or through their respective information technology infrastructure;
(xxi)
The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction; or
(xxii)
Impending bankruptcy or the existence of severe liquidity problems.

Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a document filed with or furnished to the Securities and Exchange Commission (the “SEC”) that is available on the SEC’s website, a broadcast on a widely-available radio or television program, or a publication in a widely-available newspaper, magazine or news website. By contrast, information would likely not be considered widely disseminated if it is available only to employees of the Company or its subsidiaries, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information may not be considered fully absorbed by the marketplace until the market opens on the second (2nd) trading day after the day on which the information is publicly disseminated. If, for example, the Company were to make an announcement on a Tuesday, you may not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the dissemination of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of your Family Members and, therefore, you should make them aware of the need to confer with you before they trade in Company Securities. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by the Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions under Company Plans and Mutual Funds

Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold Company Securities subject to a stock option to satisfy tax withholding requirements. However, this Policy does apply to any sale of Company Securities as part of a broker-assisted cashless exercise of a stock option, any sale for the purpose of generating the cash needed to pay the exercise price of a stock option, or surrender of Company Securities to pay the exercise price of a stock option.

Restricted Stock and Performance Share Awards. This Policy does not apply to the vesting of restricted stock or performance share awards, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold Company Securities to satisfy tax withholding requirements upon the vesting of any restricted stock or performance share award. However, this Policy does apply to any sale or surrender of Company Securities acquired upon the vesting of restricted stock or performance share awards.

401(k) Plan and Nonqualified Deferred Compensation Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan or nonqualified deferred compensation plans, if permitted by such plans, resulting from your periodic contribution of money to the plans pursuant to your payroll deduction election or your deferral election. However, this Policy does apply to certain elections you may make under the Company’s 401(k) plan or nonqualified deferred compensation plans, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund, including an election to begin to allocate contributions to the Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (iii) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to the Company Securities fund. Sales of Company Securities from a 401(k) plan account or a nonqualified deferred compensation plan account by Directors and Reporting Officers are also subject to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and therefore Directors, Reporting Officers and other insiders must ensure that a Form 144 is filed by their broker when required.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to an employee stock purchase plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period (at a time when there are no restrictions on transactions in Company Securities). However, this Policy does apply to your election to participate in an employee stock purchase plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under a dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. However, this Policy does apply to voluntary purchases of Company Securities resulting from additional contributions you choose to make to a dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to a dividend reinvestment plan.

Mutual Funds. This Policy does not apply to transactions in mutual funds that are invested in Company Securities.

Special and Prohibited Transactions – For All Persons Subject to this Policy

There is legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that all persons covered by this Policy may not engage in any of the following transactions:

Short Sales. Short sales of Company Securities (i.e., the sale of Company Securities that the seller does not own) may evidence an expectation on the part of the seller that Company Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. In addition, Section 16(c) under the Exchange Act prohibits Directors and Reporting Officers from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph captioned “Hedging Transactions.”

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material nonpublic information and focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the paragraph captioned “Hedging Transactions.”

Special and Prohibited Transactions – For Directors, Reporting Officers and Restricted Employees Only

Given the increased potential for Directors, Reporting Officers and Restricted Employees to be aware of material nonpublic information regarding the Company, there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Directors, Reporting Officers and, where noted, Restricted Employees engage in certain other types of transactions. Therefore, it is the Company’s policy that no Director, Reporting Officer or, where noted, Restricted Employee may engage in any of the following transactions:

Short-Term Trading. A Director or Reporting Officer who (i) purchases Company Securities may not sell any Company Securities of the same class during the six (6) months following the purchase or (ii) sells Company Securities in the open market may not purchase any Company Securities of the same class during the six (6) months following the sale. Restricted Employees are not subject to this prohibition on short-term trading.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person to continue to own Company Securities obtained through compensation or benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, Directors, Reporting Officers and Restricted Employees are prohibited from engaging in any hedging or monetization transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Directors, Reporting Officers and Restricted Employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. This prohibition on margin accounts and pledged securities shall not apply to those Company Securities pledged on or before October 2, 2023 or as otherwise pre-approved by the Company’s Board of Directors. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph captioned “Hedging Transactions.”

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person is aware of material nonpublic information. Therefore, Directors, Reporting Officers and Restricted Employees are prohibited from using standing and limit orders; provided, however, that standing and limit orders that (i) are approved under Rule 10b5-1 Plans, as described below, and (ii) otherwise comply with the restrictions and procedures outlined under the heading “Compliance Procedures,” are not prohibited by this Policy.

Debt Securities. The Company believes that it is inappropriate for Directors, Reporting Officers and Restricted Employees to be creditors of the Company due to actual or perceived conflicts of interest that may arise in connection therewith. Therefore, transactions by Directors, Reporting Officers and Restricted Employees in Company Securities constituting debt securities, whether or not those Company Securities are convertible into Company common stock, are prohibited by this Policy.

Compliance Procedures

The Company has established procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while aware of material nonpublic information, and to avoid the appearance of any impropriety. These procedures are applicable only to those individuals described below.

Pre-Clearance Procedures – For Directors, Reporting Officers and Restricted Employees Only. Each Director, Reporting Officer and Restricted Employee, as well as the Family Members and Controlled Entities of such persons (collectively, the “Window Group”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Policy Administrator. A request for pre-clearance should be submitted to the Policy Administrator at least two (2) trading days in advance of the proposed transaction. Pre-clearance requests may be made as specified under the heading “Company Assistance.”

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company or any of the Company’s subsidiaries, and should describe fully those circumstances to the Policy Administrator.

In the case of a Director or Reporting Officer, the requesting person must:

(i) indicate whether he or she has effected any non-exempt (for purposes of the SEC regulations under Section 16 of the Exchange Act) “opposite-way” transaction within the past six (6) months;

(ii) be prepared to report the proposed transaction on Form 4 or Form 5, as appropriate, or coordinate with the Company to do so by providing the Policy Administrator written notice of the details of each transaction in Company Securities on the day such transaction is effectuated; and

(iii) comply with Rule 144 under the Securities Act, and file a Form 144, if necessary, at the time of any sale, or arrange for his or her broker to do so.

Subject to the other provisions of this Policy (including the prohibition on engaging in any transaction in Company Securities while aware of material nonpublic information), any transaction pre-approved shall be approved only for the remainder of the then-current Trading Window (as defined below), such shorter period of time specified by the Policy Administrator or, in the case of an approved Rule 10b5-1 Plan (as defined below), the term of such approved Rule 10b5-1 Plan. The Policy Administrator is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person requests pre-clearance and permission to engage in the transaction is not granted, then such person must refrain from initiating any transaction in Company Securities, and may not inform any other person of the restriction.

Quarterly Restricted Periods and Trading Windows – For Directors, Reporting Officers and Restricted Employees Only. No member of the Window Group may conduct a transaction involving the Company’s Securities (other than as specified by this Policy) during a “Restricted Period.” Each Restricted Period, and the corresponding “Trading Window” during which the Window Group may (subject to the other terms of this Policy and applicable securities laws) generally conduct transactions in Company Securities, shall be determined (and may be modified) from time to time by the Company’s Board of Directors or the Policy Administrator and may be communicated by or on behalf of the Policy Administrator to the Directors, Reporting Officers and Restricted Employees. In the absence of an alternative determination by the Company’s Board of Directors or the Policy Administrator, each Restricted Period shall begin at the close of the market on the fifteenth (15th) calendar day prior to the end of the then-current fiscal quarter, and shall end at the open of the market on the second (2nd) trading day following the public disclosure of the Company’s earnings results for the previously completed fiscal quarter.

Note that even during a Trading Window, any person aware of material nonpublic information concerning the Company may not engage in any transactions in the Company’s Securities until the information is publicly disseminated or ceases to be material, whether or not the Company has recommended a suspension of trading to that person.

Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company or one of its subsidiaries and is known by only certain persons. So long as the event remains material and nonpublic, persons designated by the Policy Administrator may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Policy Administrator, designated persons must refrain from engaging in transactions in Company Securities even earlier than the quarterly Restricted Period described above. In such a situation, the Policy Administrator may, without disclosing a reason for the restriction, notify these persons that they may not trade in Company Securities. The existence of an event-specific Restricted Period or the extension of a quarterly Restricted Period may not be announced to the Company and its subsidiaries as a whole, and may not be communicated to any other person. Even if the Policy Administrator has not designated you as a person who may not engage in transactions in Company Securities due to an event-specific Restricted Period, you may not trade while aware of material nonpublic information.

Limited Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described under the heading “Transactions under Company Plans and Mutual Funds.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, as described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans – For Directors, Reporting Officers and Restricted Employees Only

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this affirmative defense, a person must enter into a plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1 and this Policy, transactions in Company Securities may occur even when the person who has entered into the Rule 10b5-1 Plan is aware of material nonpublic information.

To comply with this Policy, a Rule 10b5-1 Plan must:

(i) be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information;

(ii) be in accordance with the “Guidelines for Rule 10b5-1 Plans” attached to this Policy (and as may be updated by the Policy Administrator);

(iii) not be entered into after the end of a Trading Window (the “Rule 10b5-1 Plan Deadline”) or at any time during a Restricted Period; and

(iv) be approved by the Policy Administrator.

Any Director, Reporting Officer or Restricted Employee who wishes to enter into a Rule 10b5-1 Plan must request and receive approval from the Policy Administrator (or, in the case of a Restricted Employee only, the Company’s designated broker pursuant to a form Rule 10b5-1 Plan approved by the Policy Administrator), which approval is within the Policy Administrator’s sole discretion. A request for approval of a Rule 10b5-1 Plan (and the provision of information necessary to complete a Rule 10b5-1 Plan) should be submitted to the Policy Administrator (or, in the case of a Restricted Employee only, the Company’s designated broker) at least five (5) trading days prior to the Rule 10b5-1 Plan Deadline. If the Rule 10b5-1 Plan is approved, no further pre-approval of the transactions conducted pursuant to such Rule 10b5-1 Plan will be required (subject to the terms of such Rule 10b5-1 Plan).

Once the Rule 10b5-1 Plan is adopted, the person adopting the Rule 10b5-1 Plan must not exercise any influence over the amount of Company Securities to be traded, the price at which the Company Securities are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for Directors and Reporting Officers, ends on the later of ninety (90) calendar days after the adoption or modification of the Rule 10b5-1 Plan or two (2) trading days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of one hundred and twenty (120) calendar days after adoption or modification of the Rule 10b5-1 Plan), and for persons other than Directors and Reporting Officers, thirty (30) calendar days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one (1) single-trade Rule 10b5-1 Plan during any twelve (12)-month period. Directors and Reporting Officers must include a representation in their Rule 10b5-1 Plan certifying that they are not aware of any material nonpublic information and they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that Rule 10b5-1 Plan.

The Rule 10b5-1 affirmative defense will not apply to trades made outside of a qualifying Rule 10b5-1 Plan, and buying or selling Company Securities outside an established Rule 10b5-1 Plan could be interpreted as a hedging transaction. Further, for an insider subject to the volume limitations of Rule 144, the sale of Company Securities outside the Rule 10b5-1 Plan could effectively reduce the number of Company Securities that could be sold under the Rule 10b5-1 Plan, which could be deemed an impermissible modification of the Rule 10b5-1 Plan. Accordingly, Directors, Reporting Officers and Restricted Employees who enter into a Rule 10b5-1 Plan are prohibited by this Policy from engaging in transactions in Company Securities outside of the Rule 10b5-1 Plan once it is established, other than sales pursuant to an SEC-registered underwritten offering.

Each Director and Reporting Officer understands that the completion, approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure obligations and short-swing trading liabilities thereunder, or under Rule 144 under the Securities Act. If any questions arise regarding a person’s Rule 10b5-1 Plan or such person’s rights and obligations under a Rule 10b5-1 Plan, such person should consult with such person’s own legal counsel.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company and/or its subsidiaries. If an individual is aware of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Compliance Procedures” will cease to apply to such individual’s transactions in Company Securities upon the expiration of any Restricted Period or any other Company-imposed trading restrictions applicable at the time of the termination of service.

Section 16(b) of the Exchange Act, which generally subjects Directors and Reporting Officers to the loss of profits on any non-exempt sale and purchase (or purchase and sale) of Company Securities within a period of less than six (6) months, continues to apply to non-exempt transactions that occur within less than six (6) months of an opposite-way, non-exempt transaction that took place while an insider. If, for example, a Director or Reporting Officer engaged in an open market purchase of Company Securities within six (6) months prior to the effective date of his or her termination, any open market or other non-exempt sale of Company Securities occurring within less than six (6) months of that purchase may result in short-swing profit liability. Additionally, Directors and Reporting Officers may have public reporting requirements for post-termination transactions, and should consult with legal counsel (and advise the Policy Administrator) before engaging in a transaction in Company Securities within six (6) months following termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While regulatory authorities concentrate their efforts on individuals who trade, or who tip material nonpublic information to others who trade, securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career.

Certification

All persons subject to this Policy must certify their understanding of, compliance with, and agreement to continue complying with, this Policy. The form and timing of any such certification shall be consistent with the form of Certification attached to this Policy or as otherwise determined by the Policy Administrator.

Company Assistance

Questions about this Policy or the application of this Policy to any proposed transaction, along with requests for pre-clearance, Rule 10b5-1 Plan requests and transaction detail notices, are to be directed to the Policy Administrator and may be made in person, in writing or via any form of electronic communication, including via e-mail or telephone at:

Patrick.Kennedy@wthg.com or (614) 840-3355

Effective Date and Amendments

This Policy became effective on October 2, 2023. This Policy replaces the Company’s policies on insider trading in effect prior to the effective date hereof. This Policy may be amended by (i) the Company’s Board of Directors or, (ii) to the extent deemed by the Policy Administrator to be advisable or necessary to comply with applicable law, regulations or SEC guidance, by the Policy Administrator.

Insider Trading Policy Certification

I certify that:

1. I have read and understand the Worthington Enterprises, Inc. Insider Trading Policy (the “Policy”). Any capitalized terms used in this Certification without being defined herein have the definitions given to them in the Policy.

2. I understand that the Policy Administrator is available to answer any questions I have regarding the Policy.

3. Since date the Policy became effective, or such shorter period of time that I have been a director or an employee of the Company or one of the Company’s subsidiaries, I have complied with the Policy.

4. I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Name:

Date:

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person must enter into a plan for transactions in Company Securities (as defined in the Worthington Enterprises, Inc. Insider Trading Policy (the “Policy”)) that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). Transactions in Company Securities pursuant to a qualifying Rule 10b5-1 Plan may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of any trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for Directors and Reporting Officers (as each is defined in the Policy), ends on the later of ninety (90) calendar days after the adoption or modification of the Rule 10b5-1 Plan or two (2) trading days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of one hundred and twenty (120) calendar days after adoption or modification of the Rule 10b5-1 Plan), and for persons other than Directors and Reporting Officers, thirty (30) calendar days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one (1) single-trade Rule 10b5-1 Plan during any twelve (12)-month period (subject to certain exceptions). Directors and Reporting Officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that Rule 10b5-1 Plan.

As specified in the Policy, a Rule 10b5-1 Plan must be approved by the Policy Administrator (as defined in the Policy) and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval (and the provision of information necessary to complete a Rule 10b5-1 Plan) (or, in the case of a Restricted Employee only, the Company’s designated broker) at least five (5) trading days prior to the Rule 10b5-1 Plan Deadline (as defined in the Policy). If the Rule 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to such Rule 10b5-1 Plan will be required (subject to the terms of such Rule 10b5-1 Plan).

The following guidelines apply to all Rule 10b5-1 Plans:

(i)
You may not enter into, modify or terminate a trading program during a Restricted Period (as defined in the Policy) (including any event-specific Restricted Period) or otherwise while you are aware of material nonpublic information.
(ii)
All Rule 10b5-1 Plans must have a duration of at least six months.

(iii)
For Directors and Reporting Officers, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) ninety (90) calendar days after adoption or modification of the Rule 10b5-1 Plan or (b) two (2) trading days following the disclosure of the Company’s financial results in a Form 10-Q or a Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of one hundred and twenty (120) calendar days after adoption or modification of the Rule 10b5-1 Plan).
(iv)
For persons other than Directors and Reporting Officers, no transaction may take place under a Rule 10b5-1 Plan until thirty (30) calendar days following the adoption or modification of the Rule 10b5-1 Plan.
(v)
Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one (1) Rule 10b5-1 Plan at the same time;
(vi)
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any twelve (12)-month period;
(vii)
You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
(viii)
Directors and Reporting Officers must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company, any of the Company’s subsidiaries or Company Securities and (ii) the person is adopting the Rule 10b5-1 Plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
(ix)
Directors, Reporting Officers and Restricted Employees who enter into a Rule 10b5-1 Plan are prohibited by the Policy from engaging in transactions in Company Securities outside of the Rule 10b5-1 Plan once the Rule 10b5-1 Plan is established, other than sales pursuant to an SEC-registered underwritten offering.

The Company, Directors and Reporting Officers must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Directors and Reporting Officers must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each Director and Reporting Officer understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure obligations and short-swing trading liabilities thereunder. If any questions arise, such person should consult with such person’s own legal counsel in implementing a Rule 10b5-1 Plan.